Exhibit 10.2

August 8, 2014

Robert H. Barghaus

Re:    Letter Agreement and General Release

Dear Bob:

This letter confirms our agreement with respect to your voluntary retirement from Blyth, Inc., a Delaware corporation (“Blyth”) effective August 8, 2014, and includes a General Release. You have up to 21 days after receipt of this Letter Agreement and General Release (the “Agreement”) to consider whether to sign and date this Agreement, in which you waive important rights, including those under the Age Discrimination in Employment Act of 1967. We advise you to consult with an attorney of your choosing prior to signing this Agreement concerning the rights you are waiving as well as all other terms of this Agreement. Each of you and Blyth is sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”

1.    Retirement, Last Day of Employment. You have provided Blyth notice of your intention to retire. Your last day of employment with Blyth is August 8, 2014. You also agree that you have retired and/or resigned as an officer, director or other representative, as the case may be, from all of Blyth’s subsidiaries, affiliates and divisions effective as of the Retirement Date, and you undertake to promptly execute and return any instruments evidencing such fact as may reasonably be requested by Blyth.

2.    Consideration. In consideration for signing this Agreement, and complying with its terms, Blyth agrees:
a.    that you will receive 6,216 shares of Blyth’s common stock and a lump-sum cash payment of $102,289 (both of which were conditionally awarded to you under the Blyth Long Term Incentive Plan and which currently remain subject to vesting conditions), all of which will vest and be paid to you on March 15, 2015 (the scheduled vesting date) as if you had been employed through that date (the number of shares is subject to adjustment for stock splits and other events as provided in the Long Term Incentive Plan).
b.    that it will pay to you at the time annual bonuses for 2014 are paid to employees generally, but no later than March 15, 2015, a prorated annual bonus in an amount equal to the annual bonus you would have received under Blyth’s Management Performance Incentive Program (“MPIP Program”) if you had been employed on the date such bonuses are paid, based on any applicable performance conditions, multiplied by a fraction the numerator of which is the number of days in 2014 until the Retirement Date, and the denominator of which is 365.

3.    No Consideration Absent Execution of this Agreement. You understand and agree that you would not receive the monies and/or benefits specified in paragraph “2” above, except for your execution of this Agreement and the fulfillment of the promises contained herein.

4.    General Release, Claims Not Released and Related Provisions
a.    General Release of All Claims. You knowingly and voluntarily release and forever discharge Blyth, its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and all of their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the you have or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:
Title VII of the Civil Rights Act of 1964;
Sections 1981 through 1988 of Title 42 of the United States Code;
The Employee Retirement Income Security Act of 1974 ("ERISA") (as modified below);
The Immigration Reform and Control Act;
The Americans with Disabilities Act of 1990;
The Age Discrimination in Employment Act of 1967 (“ADEA”);
The Worker Adjustment and Retraining Notification Act;
The Fair Credit Reporting Act;
The Family and Medical Leave Act;
The Equal Pay Act;
The Genetic Information Nondiscrimination Act of 2008;
Connecticut Fair Employment Practices Act, Conn. Gen. Stat. § 46a-51 et seq.;
Connecticut Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, Conn. Gen. Stat. § 31-290a;
Connecticut Family and Medical Leave Act, Conn. Gen. Stat. § 31-51kk et seq.;
Connecticut Whistleblower Law, Conn. Gen. Stat. § 31-51m;
Connecticut Free Speech Law, Conn. Gen. Stat. § 31-51q;
Connecticut Wage Hour and Wage Payment Laws, as amended;
Connecticut OSHA, as amended;
Connecticut Equal Pay Law, Conn. Gen. Stat. § 31-58(e) et seq.; §§ 31-75 and 31-76;
Connecticut Drug Testing Law, Conn. Gen. Stat. § 31-51t et seq.;
Connecticut AIDS Testing and Confidentiality Law, Conn. Gen. Stat. § 19a-581 et seq.;
Connecticut Age Discrimination and Employee Benefits Law, Conn. Gen. Stat. § 38a-543;
Connecticut Reproductive Hazards Law, Conn. Gen. Stat. § 31-40g et seq.;
Connecticut Smoking Outside the Workplace Law, Conn. Gen. Stat. § 31-40s;
Connecticut Electronic Monitoring of Employees, Conn. Gen. Stat. § 31-48b and d;
Connecticut Statutory Provision Regarding Protection of Social Security Numbers and Personal Information, Conn. Gen. Stat. § 42-470 et seq.;
Connecticut Statutory Provision Regarding Retaliation and/or Discrimination for Making a Claim under the Connecticut Wage and Hour Laws, Conn. Gen. Stat. § 31-69b;
Connecticut Law Concerning Consumer Privacy and Identity Theft, Conn. Gen. Stat. § 42-470 et seq.;
Connecticut Law Preventing the Use of Credit Scores by Certain Employers in Hiring Decisions, (originally P.A. 11-223);
Connecticut Paid Sick Leave law (originally P.A. 11-52);
any other federal, state or local law, rule, regulation, or ordinance;

any public policy, contract, tort, or common law; or
any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.
b.    Termination of Retention and Severance Agreement. You understand and agree that because you are retiring, you are not eligible for the benefits under the Blyth, Inc. Retention and Severance Agreement dated December 17, 2010 by and between Blyth and you (the “Retention Agreement”). The parties agree that the Retention Agreement by and between Blyth and you is terminated effective as of the execution of this Agreement and any rights you or Blyth may have thereunder are terminated, except that the provisions of Sections 5 (regarding Section 409A) and 6.c. (regarding Confidential Information) thereof are incorporated into this Agreement and shall remain in full force and effect. For purposes of this Agreement, the defined terms in those sections 5 and 6.c. of the Retention Agreement shall refer to the following terms in this Agreement: “Company” shall mean Blyth; “Executive” shall mean you, and “Date of Termination” shall mean the Date of Retirement.
c.    Claims Not Released. You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under Blyth’s health, welfare, or retirement benefit plans as of the Retirement Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; (e) indemnification from Blyth under applicable agreements and policies; and/or (f) challenge the validity of this Agreement. You are also not waiving any rights you may have as a shareholder of Blyth.
d.    Governmental Agencies. Nothing in this Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies.
e.    Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Blyth or any other Releasee identified in this Agreement is a party.

5.    Acknowledgments and Affirmations. You affirm that:
a.you have not filed, caused to be filed, or presently are a party to any claim against Blyth.
b.    you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date you sign this Agreement.
c.    you been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
d.    you have no known workplace injuries or occupational diseases.
e.    you have not divulged any proprietary or confidential information of Blyth and you will continue to maintain the confidentiality of such information consistent with Blyth’s policies and your agreement(s) with Blyth and/or under common law.
f.    you have not been retaliated against for reporting any allegations of wrongdoing by Blyth or its officers, including any allegations of corporate fraud.
g.    all of Blyth's decisions regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

6.    Miscellaneous Benefits/Compensation.
a.    After the Retirement Date, you will no longer be eligible for other Blyth sponsored benefits (e.g. Life, ADD, STD, LTD).
b.    Your eligibility for the Blyth 401(k) plan will cease on your Retirement Date. T. Rowe Price will send you distribution/rollover forms for your 401(k) approximately three (3) weeks after your final active paycheck is issued.
c.    Blyth will
(i)    reimburse you for any unreimbursed employee business expenses,
(ii)    pay you your salary, and
(iii)    pay any benefits incurred or accrued through the Retirement Date in accordance with company policy.

7.    Limited Disclosure and Return of Property. You agree not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to your spouse, tax advisor, an attorney with whom you choose to consult regarding your consideration of this Agreement and/or to any federal, state, or local government agency.
You affirm that you have returned all of Blyth's property, documents, and/or any confidential information in your possession or control. You also affirm that you are in possession of all of your property that you had at Blyth's premises and that Blyth is not in possession of any of your property.

8.    Governing Law and Interpretation. This Agreement shall be governed and construed in accordance with the laws of the state of Connecticut without regard to its conflict of laws provisions. In the event of a breach of any provision of this Agreement, either Party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

9.    Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by you or Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

10.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

1.
Non-disparagement.    The Parties further agree that, from and after the date of this Agreement, neither Party will make statements which are critical of the other Party or the other Releasees, or which injure the other Party’s or Releasees’ reputation or are otherwise adverse to, detrimental to or inconsistent with the other Party’s or Releasees’ best interests. Nothing in this Paragraph prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency.

12.    Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties with respect to the subject matter hereof. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those set forth in this Agreement.

13.    Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.

YOU ARE ADVISED THAT YOU HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. YOU ARE ALSO ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO YOUR SIGNING OF THIS AGREEMENT.
YOU MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY YOU SIGN THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO LAURA SREBOTNIK AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT." THE REVOCATION MUST BE PERSONALLY DELIVERED TO LAURA SREBOTNIK OR HER DESIGNEE, OR MAILED TO LAURA SREBOTNIK, BLYTH, INC., ONE EAST WEAVER ST., GREENWICH, CONNECTICUT, 06831 AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER YOU SIGN THIS AGREEMENT.
YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU OR MIGHT HAVE AGAINST RELEASEES OTHER THAN THOSE EXCEPTED IN SECTION 6.c. ABOVE.
If the above terms are acceptable to you, please sign this Agreement below.

Very truly yours,
Blyth, Inc.

By:    __________________________
Laura Srebotnik
Human Resources Director
Accepted and agreed to this
11th day of August, 2014

Robert H. Barghaus